Exhibit 99.1

FOR IMMEDIATE RELEASE

John M. Trani, Stanley Works Chairman & CEO, Announces Year-End Retirement

New Britain, Connecticut, May 20, 2003… The Stanley Works (NYSE: SWK) announced today that Mr. John M. Trani, Chairman and Chief Executive Officer, has decided to retire effective December 31, 2003. The Board of Directors has formed a search committee of independent directors to find a successor to Mr. Trani. The search committee consists of the members of the Compensation and Organization Committee and Mr. John Opie, the newly appointed lead director for the Board. The committee intends to search internally and externally to identify qualified candidates who will provide solid leadership to enable Stanley Works to continue to be a worldwide producer of tools and door products recognized globally for quality and value. In the interim, Mr. Trani will remain in his position as Chairman and CEO and together with the other members of the Office of the CEO (Messrs. Joseph DeAngelo, Executive Vice President — Tools and James Loree, Chief Financial Officer) will manage the day-to-day operations of the company.

John Trani stated, “The rationalization phase of the Stanley journey is virtually complete. Two platforms have been established as the growth phase begins, and programs have been created to execute it. Operation 15 is well on its way, and the Office of the CEO has been established.

“Now is an opportune time to announce my retirement from Stanley at the end of this year. An orderly process will be undertaken by our Board of Directors to assure a smooth transition. I look forward to working with John Opie toward that end.”

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and doors and related hardware products for professional, industrial and consumer use.

Investors contact:
Gerard J. Gould
Vice President, Investor Relations
(860) 827-3833
ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s internet web site at http://www.stanleyworks.com.